                                                                    Exhibit 99.1


CONTACT:                                        FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926, ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619



          BLYTH, INC. REPORTS RECORD SALES AND EARNINGS IN 3RD QUARTER
                           EPS, AT $0.64, INCREASES 5%


GREENWICH, CT, November 30, 2000: Blyth, Inc. (NYSE:BTH) reported today that third quarter Net Sales increased by 7.5% to $316,597,000 compared with $294,441,000 a year earlier. Operating Profit rose to $52,488,000 when compared to $52,162,000 in the prior year period. Net Earnings for the quarter increased to $30,372,000 from $29,888,000 a year earlier. Diluted Net Earnings Per Share for the third quarter were $0.64 per share, up 4.9% from $0.61 per share for the same period last year.

Net sales for the nine months ended October 31, 2000 totaled $826,885,000, a 7.6% increase over the $768,577,000 reported a year ago. Operating profit through nine months increased 5.6% from $114,843,000 to $121,309,000. Net earnings of $69,551,000 increased 7.2% compared to $64,855,000 for the prior year period. Diluted Net Earnings Per Share were $1.45, up 9.0% compared to $1.33 for last year's first nine months.

Commenting on the third quarter results, Robert B. Goergen, Chairman of the Board and CEO, said, "We are very pleased to report record sales and earnings for the third quarter despite the current challenging retail environment throughout North America and Europe, as well as the effects of deteriorating European currencies. We believe that our results confirm that continued new product development, the strong leadership of our management teams and reaching consumers through multiple channels of distribution, continue to offer the best combination for increasing shareholder value."

Several factors were noted with respect to third quarter growth. Sales outside of North America, currently totaling approximately 26% of Blyth's total sales on an annualized basis, continue to grow above the North American growth rates. The impact of a sharply lower euro and pound sterling, both of which hit new low levels during the third quarter, has a significant, ongoing impact on the Company's overall sales growth rate. While Blyth has continued to experience double-digit sales growth as measured in local European currencies, the average euro and pound sterling values during the third quarter declined 14% and 8% respectively, year-to-year versus the U.S. dollar, reducing consolidated sales growth by more than 2 full percentage points.

The growth rate for Blyth's direct sales channel in European markets was double-digit in local currencies. But, due to the deteriorated euro and British pound referenced above, this growth


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translated into a slight decline year-to-year on a dollar basis. Key operating indicators in European and North American markets were largely reflected in the increased sales performance. PartyLite in North America experienced solid single-digit sales growth, consistent with the increased numbers of consultants and leaders.

Substantial growth of greater than 15% over the prior year period in the U.S. premium retail channel was led by the Colonial Candle of Cape Cod(R) brand. Colonial's sub-brand, Colonial at HOME(TM), experienced exceptional growth, and the Company continues to track to its goal of 8,000 new rooftops for this sub-brand by year-end.

Blyth continued to outpace the IRI-measured portion of the mass channel for candles for the sixth consecutive quarter, experiencing a slight increase in sales versus double-digit declines for its larger competitors, as reported by IRI. Weak retail sales impacted the category significantly in the third quarter, though stronger sales were reported for the 52-week period with Blyth showing gains of greater than 20%. Certain portions of the non-IRI-measured mass channel experienced sales declines, reflecting the weak retail environment and discontinuance of certain product lines; whereas sales of non-fragranced seasonal and decorative products were strong.

European retail sales continue to track well, as reported in local currencies, with 80% of targeted accounts carrying the Ambria(TM) brand product line. Mr. Goergen noted that, "We are very encouraged by the Ambria(TM) product line's sell-through at retail and are pleased to be introducing a line of new products for this brand at the major gift shows in January, which should be available to consumers next spring."

The Company noted that 921,000 shares of Blyth stock were repurchased in the third quarter, for approximately $21.0 million, bringing total repurchased shares to 2,357,000, since the program was first implemented in fiscal year 1999.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com.

Blyth, Inc., headquartered in Greenwich, CT, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative seasonal products. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod(R), PartyLite(R), Kate's Original Recipe(TM), Carolina Designs(R), Ambria(TM), Florasense(R), Jeanmarie(R) and FilterMate(R) and in Europe under the Gies, Liljeholmens and Colony brands. It is also a leading producer of portable heating fuel products sold under the Sterno(R) and Handy Fuel(R) brand names. Net Sales for the twelve months ended October 31, 2000 totaled $1,155,758,000.

Blyth, Inc. can be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including


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foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants in North America, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, and in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2000, and in the Company's Annual Report on Form 10-K for the year ended January 31, 2000.


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                                   BLYTH, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                                    Three Months        Three Months        Nine Months          Nine Months
                                                  Ended October 31,   Ended October 31,   Ended October 31,    Ended October 31,
                                                        2000                1999                2000                1999
                                                      ---------           ---------           ---------           ---------
Net sales                                             $ 316,597           $ 294,441           $ 826,885           $ 768,577
Cost of goods sold                                      139,919             131,003             350,808             332,994
                                                      ---------           ---------           ---------           ---------
    Gross profit                                        176,678             163,438             476,077             435,583
Selling and shipping                                     99,273              88,991             281,050             252,781
Administrative                                           23,869              21,470              70,574              65,869
Amortization of goodwill                                  1,048                 815               3,144               2,090
                                                      ---------           ---------           ---------           ---------
                                                        124,190             111,276             354,768             320,740
                                                      ---------           ---------           ---------           ---------
    Operating profit                                     52,488              52,162             121,309             114,843
                                                      ---------           ---------           ---------           ---------
Other expense(income)
  Interest expense                                        4,180               3,679              12,521               8,055
  Interest income/other                                      25                (256)             (1,139)               (440)
  Equity in earnings of investee                            (64)                273                 723               1,549
                                                      ---------           ---------           ---------           ---------
                                                          4,141               3,696              12,105               9,164
                                                      ---------           ---------           ---------           ---------
    Earnings before income taxes
    and minority interest                                48,347              48,466             109,204             105,679
Income tax expense                                       17,975              18,426              40,737              40,396
                                                      ---------           ---------           ---------           ---------
    Earnings before minority interest                    30,372              30,040              68,467              65,283
Minority interest                                                               152              (1,084)                428
                                                      ---------           ---------           ---------           ---------
    Net earnings                                      $  30,372           $  29,888           $  69,551           $  64,855
                                                      =========           =========           =========           =========

Basic:
    Net earnings per common share                     $    0.64           $    0.62           $    1.45           $    1.34
    Weighted average number of shares outstanding        47,531              48,365              47,817              48,558

Diluted:
    Net earnings per common share                     $    0.64           $    0.61           $    1.45           $    1.33
    Weighted average number of shares outstanding        47,747              48,748              48,105              48,925



                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (Unaudited)

                                        October 31, 2000  October 31, 1999
                                            ---------        ----------
Assets
  Cash and Cash Equivalents                  $ 27,176         $ 13,533
  Accounts Receivable, Net                    137,964          122,623
  Inventories                                 224,890          231,333
  Property, Plant & Equipment, Net            265,220          270,129
  Other Assets                                129,981          110,195
                                             --------         --------
                                             $785,231         $747,813
                                             ========         ========

Liabilities and Stockholders' Equity
  Bank Debt                                 $ 69,478          $ 75,615
  Senior Notes                                17,857            21,429
  Bond Debt                                  150,000           150,000
  Other Liabilities                          139,672           144,170
  Stockholders' Equity                       408,224           356,599
                                            --------          --------
                                            $785,231          $747,813
                                            ========          ========




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